Issuer Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement No. 333-298190

August 10, 2026

First Advantage Announces Launch of Secondary Offering of Common Stock

ATLANTA, August 10, 2026 (GLOBE NEWSWIRE) – First Advantage Corporation (“First Advantage”) (NASDAQ: FA), a global software and data company providing comprehensive, end-to-end identity solutions, criminal background screening, credential verifications, drug and health screening, and continuous risk monitoring, today announced that certain investment funds of Silver Lake Group, L.L.C. and its affiliates (the “Selling Stockholder”) intends to offer for sale in an underwritten secondary offering 12,500,000 shares of common stock of First Advantage pursuant to a registration statement filed by First Advantage with the U.S. Securities and Exchange Commission (the “SEC”). The underwriter proposes to offer the shares of common stock to the public at a fixed price, which may be changed at any time without notice. First Advantage is not selling any shares and will not receive any proceeds from the sale of shares in the offering by the Selling Stockholder. The Selling Stockholder will receive all of the proceeds from this offering.

The Selling Stockholder has entered into a 30-day lock-up agreement with the underwriter. In connection with the offering, the Selling Stockholder will distribute up to 4,200,000 shares of First Advantage’s common stock to its limited partners on or about the date of closing of the offering, which are not subject to the lock-up. None of the directors and officers of First Advantage will be subject to any lock-up with the underwriter.

J.P. Morgan Securities LLC is acting as the underwriter for the offering. A registration statement on Form S-3 relating to these securities has been filed with the SEC and has become effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

The offering may be made only by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and accompanying prospectus may be obtained by contacting: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com. You may also obtain these and the other documents referred to above for free by visiting the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, our operations and financial performance. Forward-looking statements include all statements that are not historical facts. These forward-looking statements relate to matters such as our industry, business strategy, goals, and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources, and other financial and operating information. In some cases, you can identify these forward-looking statements by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable,” “target,” “guidance,” the negative version of these words, or similar terms and phrases.

These forward-looking statements are subject to various risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Such risks and uncertainties include, but are not limited to, risks and uncertainties associated with the consummation of the offering and other risks described under the heading “Risk Factors” included in First Advantage’s registration statement relating to the securities described herein, in First Advantage’s Annual Report on Form 10-K for the year ended December 31, 2025 and any subsequent filings with the SEC. Such factors may be updated from time to time in our filings with the SEC, which are or will be accessible on the SEC’s website at www.sec.gov. The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as required by law.

About First Advantage

First Advantage (NASDAQ: FA) is a global software and data company. We provide comprehensive, end-to-end identity solutions, criminal background screening, credential verifications, drug and health screening, and continuous risk monitoring. Combining AI-powered proprietary technology platforms with proprietary data, primary source data, and third-party data, we help organizations hire with confidence and manage risk across the entire employee lifecycle. With over 80,000 customers worldwide – including approximately two-thirds of the Fortune 100 – we deliver fast, comprehensive and reliable solutions for employers, their candidates, and their employees. We conduct more than 200 million screens annually across over 200 countries and territories, supported by our verticalized go-to-market strategy, decades of experience, and proprietary databases containing over 1 billion records.

Investor Contact

Stephanie Gorman

Vice President, Investor Relations

Investors@fadv.com

(678) 868-4151

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